Exhibit 4.5

AMENDMENT NO. 2 TO SECURITIES PURCHASE AGREEMENT

THIS AMENDMENT NO. 2 TO SECURITIES PURCHASE AGREEMENT (as from time to time amended, supplemented or modified, this “Amendment”), dated as of February 12, 2013, is entered into by and among TRANSFIRST GROUP HOLDINGS, INC., a Delaware corporation (“Holdings”), TRANSFIRST PARENT CORP., a Delaware corporation (“Parent”) and WCAS CAPITAL PARTNERS IV, L.P., a Delaware limited partnership (“WCAS CP IV” or the “Purchaser”).

RECITALS

WHEREAS, Holdings, Parent and WCAS CP IV have entered into a Securities Purchase Agreement, dated as of June 15, 2007 (as amended, supplemented or otherwise modified prior to the date hereof, the “Purchase Agreement”; capitalized terms used and not defined elsewhere in this Amendment have the meanings provided for them in the Purchase Agreement); and

WHEREAS, Parent has requested that the maturity date of the Notes be extended;

NOW, THEREFORE, the parties hereto agree as follows:

1. Amendment to Section 3.02. Section 3.02 of the Purchase Agreement is hereby amended by deleting the reference to “June 15, 2017” and replacing it with “September 27, 2018”.

2. Conditions to Effectiveness. This Amendment shall become effective upon the Purchaser’s receipt of a copy of this Amendment, duly executed and delivered by each of Holdings and Parent.

3. Representations and Warranties.

(a) The execution and delivery by each of Holdings and Parent of this Amendment and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Holdings and Parent. This Amendment has been duly executed and delivered by Holdings and Parent. This Amendment constitutes a valid and binding agreement of such Person, enforceable against such Person in accordance with its terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other laws of general application affecting enforcement of creditors’ rights generally, (ii) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies and (iii) with respect to provisions relating to indemnification and contribution, as limited by considerations of public policy and by federal or state securities laws.

(b) The execution, delivery and performance by Holdings and Parent of this Amendment do not and will not (i) violate the Organizational Documents of Holdings or Parent, (ii) violate any law, rule, regulation, judgment, injunction, order or decree applicable to or binding upon Holdings or Parent, (iii) violate any contract, agreement, license, lease or other instrument, arrangement, commitment, obligation, understanding or restriction of any kind to which Holdings or Parent is a party or (iv) require any consent or other action by any person under, constitute a default under (with due notice or lapse of time or both), or give rise to any right of termination, cancellation or acceleration of any right or obligation of Holdings or Parent or to a loss of any benefit to which Holdings or Parent is entitled under any provision of any agreement or other instrument binding upon Holdings or Parent or any of its material assets or properties.

(c) No Default has occurred and is continuing or will occur as a result of the transactions contemplated by this Amendment.

(d) Each of the representations and warranties of each of Holdings and Parent contained in Article IV of the Purchase Agreement, immediately before and after giving effect to this Amendment and the matters and transactions contemplated hereby, is true and correct in all material respects on and as of the date hereof, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects as of such earlier date.

4. Reference to and Effect on the Purchase Agreement and the Notes.

(a) On and after the effectiveness of this Amendment, each reference in the Purchase Agreement to “this Agreement”, “hereunder”, “hereof” or words of like import referring to the Purchase Agreement shall mean and be a reference to the Purchase Agreement, as amended by this Amendment.

(b) The Purchase Agreement, as specifically amended by this Amendment, is and shall continue to be in full force and effect and is hereby in all respects ratified and confirmed.

(c) The execution, delivery and effectiveness of this Amendment shall not, except as expressly provided herein, operate as a waiver of any right, power or remedy of the Purchaser, nor constitute a modification, acceptance or waiver of any other provision of the Purchase Agreement or the Notes.

5. Costs and Expenses. Holdings and Parent agree to pay or reimburse WCAS CP IV (and/or affiliates thereof) for all fees and expenses incurred or payable by WCAS CP IV (and/or affiliates thereof) (including, without limitation, reasonable fees and expenses of counsel for WCAS CP IV (and/or affiliates thereof)) in connection with the preparation, execution, delivery and administration, modification and amendment of this Amendment.

6. Counterparts; No Third Party Beneficiaries. This Amendment may be executed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. No provision of this Amendment shall confer upon any person other than the parties hereto and their respective successors and permitted assigns any rights or remedies hereunder.

7. Governing Law. This Amendment, and all claims arising hereunder or relating hereto, shall be governed and construed and enforced in accordance with the laws of the State of New York.

IN WITNESS WHEREOF, the parties hereto have duly executed this Amendment as of the day and year first above written.

TRANSFIRST GROUP HOLDINGS, INC., a Delaware corporation
TRANSFIRST PARENT CORP., a Delaware corporation

By:	/s/ Mark Travis
	Name:	Mark Travis
	Title:	Senior Vice President & Chief
Financial Officer

[Signature Page to Amendment No. 2 to Securities Purchase Agreement]

WCAS CAPITAL PARTNERS IV, L.P., a Delaware limited partnership

By:	WCAS CP IV Associates LLC,
Its General Partner

By:	/s/ Jonathan Rather
	Name:	Jonathan Rather
	Title:	Managing Member

[Signature Page to Amendment No. 2 to Securities Purchase Agreement]